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                                                                   Exhibit 10.30

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 12th day of December, 2003, between Giant Industries, Inc., a Delaware corporation (the "Company"), and Mark B. Cox (the "Executive").

                                    RECITALS

         A. The Company desires to retain the services of the Executive as its Vice President, Treasurer, Chief Financial Officer and Assistant Secretary and the Executive desires and is willing to continue employment with the Company in that capacity.

         B. The Company and the Executive desire to embody the terms and conditions of the Executive's employment in a written agreement, which will supersede all prior agreements of employment, whether written or oral, pursuant to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of their mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                 DUTIES AND TERM

         1.1. Employment. The Executive is employed as the Vice President, Treasurer, Chief Financial Officer and Assistant Secretary of the Company. In this capacity, the Executive shall have such duties and responsibilities as shall be assigned to the Executive from time to time by the Board of Directors of the Company (the "Board") or as otherwise provided in the Company's bylaws, in each case not inconsistent with the Executive's position with the Company, including the performance of duties with respect to subsidiaries of the Company.

         1.2 Term. The term of this Agreement shall commence on the date first written above and shall continue, unless sooner terminated pursuant to
Article III, for two years (the "Initial Term"). Thereafter, the term of this Agreement shall automatically be extended for successive one year periods ("Renewal Terms") unless either the Board or the Executive gives written notice to the other at least 180 days prior to the end of the Initial Term or any Renewal Term, as the case may be, of its or the Executive's intention not to renew the term of this Agreement or unless this Agreement is sooner terminated pursuant to Article III. The Initial Term and any Renewal Terms of this Agreement shall be collectively referred to as the "Term."

         1.3 Location. During the Term of this Agreement, the Executive shall be based in the principal offices of the Company in Maricopa County, Arizona, and shall not be required to be based anywhere other than Maricopa County, Arizona except for travel reasonably required in the performance of his duties hereunder and except as may be otherwise agreed to by the Executive.

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                                   ARTICLE II
                                  COMPENSATION

         2.1 Base Salary. Subject to the further provisions of this Agreement, the Company shall pay the Executive during the Term of this Agreement an annual base salary of not less than $180,000 (the "Base Salary"). The Base Salary shall be reviewed at least annually by the Company's Chief Executive Officer ("CEO") and the CEO may, subject to approval by the Company's Compensation Committee, increase the Base Salary. The Base Salary of the Executive shall not be decreased at any time during the Term of this Agreement from the amount of Base Salary then in effect, except in connection with across-the-board salary reductions similarly affecting all senior executives of the Company. Participation in deferred compensation, discretionary bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the Base Salary payable to the Executive under this Section
2.1. The Base Salary under this Section 2.1 shall be payable by the Company to the Executive not less frequently than semi-monthly.

         2.2 Discretionary Bonuses. Subject to the further provisions of this Agreement, during the Term of this Agreement the Executive shall be entitled to participate in an equitable manner with all other senior executives of the Company in such discretionary bonuses including, but not limited to, bonuses provided pursuant to any management bonus plan that the Company may adopt, as may be authorized and declared by the Board (including any duly authorized committee of the Board) to the Company's senior executives. Nothing in this Section shall be deemed to limit the ability of the Executive to be paid and receive discretionary bonuses from the Company, based solely on the Executive's performance, without regard to the payment of discretionary bonuses to any other senior executives of the Company.

         2.3 Participation in Retirement and Employee Benefit Plans; Fringe Benefits. The Executive shall be entitled to participate in all plans of the Company relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, hospitalization and medical coverage, disability, travel or accident insurance, education or other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its senior executives, subject to the provisions of those plans. In addition, the Executive shall be entitled to participate in any other fringe benefits, such as automobile allowances, club dues and fees of professional organizations and associations, which are now or may become applicable to the Company's senior executives, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Executive under this Agreement. The Executive shall, during the Term of the Executive's employment hereunder, continue to be provided with benefits at a level which shall in no event be less in any material respect than the benefits available to the Executive as of the date of this Agreement. Notwithstanding the foregoing, the Company may change, terminate or reduce benefits under any benefit plans and programs to the extent such changes, terminations or reductions apply uniformly to all senior executives entitled to participate therein, and the Executive's benefits shall be changed, terminated or reduced accordingly.

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         2.4      Vacations. The Executive shall be entitled to an annual paid vacation of four weeks per year or such longer period as the Board or the CEO may approve; provided, however, that the Executive may not carry over more than one week of vacation time to any subsequent year without the prior approval of the CEO. The timing of paid vacations shall be scheduled in a manner reasonably acceptable to the Company.

                                   ARTICLE III
                            TERMINATION OF EMPLOYMENT

         3.1 Death or Retirement of Executive. This Agreement shall automatically terminate upon the death or Retirement (as defined in Section 3.4) of the Executive.

         3.2 By the Executive. The Executive shall be entitled to terminate this Agreement by giving written notice to the Company:

                  (a) at least 180 days prior to the end of the Initial Term or any Renewal Term of this Agreement;

                  (b)      at any time for Good Reason (as defined in Section
3.4); and

                  (c) at any time without Good Reason upon 30 days advance notice to the Company.

         3.3. By the Company. The Company shall be entitled to terminate this Agreement by giving written notice to the Executive:

                  (a) at least 180 days prior to the end of the Initial Term or any Renewal Term of this Agreement;

                  (b) in the event of the Executive's Disability (as defined in Section 3.4);

                  (c)      for cause ; and

                  (d) at any time without cause upon such advance notice to the Executive, if any, as determined by the Board.

         3.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "Change of Control" shall mean a change in ownership or control of the Company effected through any of the following transactions:

                           (i)      the direct or indirect acquisition by any
person or related group of persons (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in

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substantially the same proportions as their ownership of stock of the Company)
of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders or other transaction; or

                           (ii)     a change in the composition of the Board
over a period of 36 consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; or

                           (iii)    a merger or consolidation approved by the
stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                           (iv)     the sale, transfer or other disposition (in
one transaction or a series of transactions) of all or substantially all of the assets of the Company approved by the stockholders or the complete liquidation or dissolution of the Company approved by the stockholders.

                  (b) "Disability" shall mean the Executive's inability, with or without reasonable accommodation, to perform one or more of the essential functions of the Executive's position hereunder on a full-time basis for a period exceeding 180 consecutive days or for periods aggregating more than 180 days during any 12 month period as a result of incapacity due to physical or mental impairment not due to drug abuse. If there is a dispute as to whether the Executive is or was physically or mentally unable to perform the essential functions of the Executive's position under this Agreement, such dispute shall be submitted for resolution to a licensed physician agreed upon by the Board and the Executive, or if an agreement cannot be promptly reached, the Board and the Executive will each select a physician, and if these physicians cannot agree, they will pick a third physician whose decision shall be binding on all parties. If such a dispute arises, the Executive shall submit to such examinations and shall provide such information as such physician(s) may request, and the determination of the physician(s) may be released to the Company and, as to the Executive's physical or mental condition, shall be binding and conclusive.

                  (c) "Good Reason" shall mean any of the following if the same shall occur without the Executive's express prior written consent:

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                           (i)      a material change by the Company in the
Executive's function, duties or responsibilities (including reporting responsibilities) which would cause the Executive's position with the Company to become of less dignity, responsibility and importance than those associated with the Executive's functions, duties or responsibilities as of the date of this Agreement, as of the first day of any Renewal Term, or during the 90-day period immediately preceding the date a Change of Control occurs, as the case may be;

                           (ii)     the Executive's Base Salary is reduced by
the Company, unless such reduction is pursuant to a salary reduction program as described in Section 2.1 hereof, or there is a material reduction in the benefits that are in effect for the Executive, unless such reduction is pursuant to a uniform reduction in benefits for all senior executives as described in
Section 2.3 hereof;

                           (iii)    relocation of the Executive's principal
place of employment to a place located outside of Maricopa County, Arizona;

                           (iv)     the failure by the Company to obtain the
assumption by operation of law or otherwise of this Agreement by any entity which is the surviving entity in any merger or other form of corporate reorganization involving the Company or by any entity which acquires all or substantially all of the Company's assets in a Change of Control transaction; or

                           (v)      other material breach of this Agreement by
the Company, which breach shall not be cured within 15 days after written notice thereof to the Company.

                  (d) "Retirement" shall mean normal retirement at age 65 or in accordance with retirement rules generally applicable to the Company's senior executives.

                                   ARTICLE IV
                   COMPENSATION UPON TERMINATION OF EMPLOYMENT

         4.1 Termination Prior to a Change of Control; Termination More than Two Years Following a Change of Control; Termination for Death or Disability; Termination by Executive without Good Reason. If, at any time during this Agreement, the Executive's employment is terminated by reason of the Executive's death or Disability, or by the Executive without Good Reason, or if, prior to a Change of Control, or more than two years following a Change of Control, the Executive's employment is terminated by the Company with cause, the Company shall:

                  (a) pay the Executive (or the Executive's estate or beneficiaries) any Base Salary which has accrued but not been paid as of the termination date;

                  (b) reimburse the Executive (or the Executive's estate or beneficiaries) for expenses incurred by him prior to the date of termination which are subject to reimbursement pursuant to applicable Company policies then in effect;

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                  (c)      provide to the Executive (or the Executive's estate
or beneficiaries) any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs, together with any benefits required to be paid or provided in the event of the Executive's death or Disability under applicable law;

                  (d) pay the Executive (or the Executive's estate or beneficiaries) any discretionary bonus with respect to a prior fiscal year which has accrued and been earned but has not been paid; and

                  (e) in addition, the Executive (or the Executive's estate or beneficiaries) shall have the right to exercise all vested, unexercised stock options outstanding at the termination date in accordance with terms of the plans and agreements pursuant to which such options were issued; provided, however, that unless expressly prohibited under the terms of such plans and applicable laws, the Executive shall have a period of up to one year from the termination date to exercise such stock options.

         4.2      Termination Within Two Years Following a Change of Control.

                  If, at any time within a two year period following a Change of Control, the Executive's employment is terminated by the Company with or without cause or by the Executive with Good Reason, or upon expiration of the Term of this Agreement within a two year period following a Change of Control, the Company shall:

                  (a) make the payments and provide to the Executive the benefits under Section 4.1, other than under Section 4.1(e);

                  (b) pay to the Executive an aggregate amount equal to two times the sum of: (i) the Executive's Base Salary in effect immediately prior to the time such termination occurs; and (ii) the average of the annual bonuses paid to the Executive for the two fiscal years immediately preceding the fiscal year in which the termination occurs, provided that in determining such average, for any fiscal year for which the Executive's annual bonus was less than 25% of the Executive's then Base Salary, such bonus shall be deemed to be equal to 25% of the Executive's then Base Salary. Such amount shall be paid, at the Executive's option, in a lump sum on or prior to the 30th day following the termination date, or in 12 equal monthly installments beginning on the first day of the month following the termination date and continuing on the first day of each month thereafter; and

                  (c) in addition, unless expressly prohibited under the terms of such plans and applicable laws, all unvested stock options or other stock awards owned by the Executive that would otherwise have vested after the termination date shall become fully vested and exercisable at the termination date, and the Executive (or the Executive's estate or beneficiaries) shall have the right to exercise all vested, unexercised stock options or awards outstanding at the termination date (including the accelerated options and awards) in accordance with the terms (except the vesting terms with respect to the accelerated options and awards) of the plans and agreements pursuant to which such options and other awards were issued; provided, however, that unless expressly

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prohibited under the terms of such plans and applicable laws, the Executive shall have a period of up to one year from the termination date to exercise such stock options.

                  (d) The Internal Revenue Code of 1986, as amended (the "Code"), imposes significant tax burdens on the Executive and the Company if the total amounts received by the Executive due to a Change of Control exceed prescribed limits. These tax burdens include a requirement that the Executive pay a 20% excise tax on certain amounts received in excess of the prescribed limits and a loss of deduction for the Company. If, as a result of these Code provisions, the Executive is required to pay such excise tax, then upon written notice from the Executive to the Company, the Company shall pay the Executive an amount equal to the total excise tax imposed on the Executive (including the excise taxes on any excise tax reimbursements due pursuant to this sentence and the excise taxes on any income tax reimbursements due pursuant to the next sentence). If the Company is obligated to pay the Executive pursuant to the preceding sentence, the Company also shall pay the Executive an amount equal to the "total presumed federal and state taxes" that could be imposed on the Executive with respect to the excise tax reimbursements due to the Executive pursuant to the preceding sentence and the income tax reimbursements due to the Executive pursuant to this sentence. For purposes of the preceding sentence, the "total presumed federal and state taxes" that could be imposed on the Executive shall be conclusively calculated using a combined tax rate equal to the sum of the then prevailing maximum marginal federal and state income tax rates and the hospital insurance portion of FICA. No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose. The Executive shall be responsible for paying the actual taxes. The amounts payable to the Executive pursuant to this or any other agreement or arrangement with Company shall not be limited in any way by the amount that may be paid pursuant to the Code without the imposition of an excise tax or the loss of Company deductions. Either the Executive or the Company may elect to challenge any excise taxes imposed by the Internal Revenue Service, and the Company and the Executive agree to cooperate with each other in prosecuting such challenges. If the Executive elects to litigate or otherwise challenge the imposition of such excise tax, however, the Company will join the Executive in such litigation or challenge only if the Board determines in good faith that the Executive's position has substantial merit and that the issues should be litigated from the standpoint of the Company's best interest.

         4.3 Termination by Executive for Good Reason or by Company Without Cause Prior to a Change of Control or More than Two Years Following a Change of Control. If, prior to a Change of Control, or more than two years following a Change of Control, the Executive's employment is terminated by the Executive for Good Reason, by the Company without cause or the Company or the Board gives written notice to the Executive of its intention to not renew this Agreement at the end of the Initial Term or any Renewal Term, the Company shall:

                  (a) make the payments and provide to the Executive the benefits under Section 4.1; and

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                  (b)      pay to the Executive a lump sum payment on or prior
to the 30th day following the termination date in an amount equal to the Executive's Base Salary in effect immediately prior to the time such termination occurs. This lump sum payment shall not be considered due and owing until the 30th day following the termination date.

         4.4 Releases and Resignations. Notwithstanding the provisions of Sections 4.1, 4.2 and 4.3, it shall be a condition to the Company's obligations to pay any amount to the Executive in excess of any amounts required by law that the Executive provide to the Company and its subsidiaries, officers, directors, employees and agents a complete general release of all claims, known or unknown, that the Executive may have against any of them. Such release shall be in customary form, and shall specifically include employment-related claims. In addition, upon termination of employment, the Executive shall, upon demand, resign as an officer and director of the Company or any subsidiary of the Company, as applicable.

                                    ARTICLE V
                             RESTRICTIVE COVENANTS

         5.1      Confidentiality.

                  (a) The Executive agrees to keep all trade secrets and/or proprietary information (collectively, "Confidential Information") of the Company in strict confidence and agrees not to disclose any Confidential Information to any other person, firm, association, partnership, corporation or other entity for any reason except as such disclosure may be required in connection with the Executive's employment hereunder. The Executive further agrees not to use any Confidential Information for any purpose except on behalf of the Company.

                  (b) For purposes of this Agreement, "Confidential Information" shall mean any information, process or idea that is not generally known in the industry, that the Company considers confidential, and/or that gives the Company a competitive advantage, including, without limitation, suppliers, production costs or production information; marketing plans; business forecasts; and sales records. The Executive understands that the above list is intended to be illustrative and that other Confidential Information may currently exist or arise in the future. If the Executive is unsure whether certain information or material is Confidential Information, the Executive shall treat that information or material as confidential unless the Executive is informed by the Company, in writing, to the contrary. "Confidential Information" shall not include any information which: (i) is or becomes publicly available through no act or failure of the Executive; (ii) was or is rightfully learned by the Executive from a source other than the Company before being received from the Company; or (iii) becomes independently available to the Executive as matter of right from a third party. If only a portion of the Confidential Information is or becomes publicly available, then only that portion shall not be Confidential Information hereunder.

                  (c) The Executive further agrees that upon termination of the Executive's employment with the Company, for whatever reason, the Executive will surrender to the Company all of the property, notes, manuals, reports, documents and other things in the Executive's

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possession, including copies or computerized records thereof, which relate directly or indirectly to Confidential Information.

         5.2      Competition.

                  (a) The Executive agrees that during the Term of the Executive's employment with the Company hereunder, and for a period of one year following the termination of the Executive's employment, unless such termination was by the Company and without cause, the Executive shall not:

                           (i)      except as a passive investor in
publicly-held companies, and except for investments held as of the date hereof, directly or indirectly own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any refining company or any company that markets petroleum products, in each case that directly competes with the Company; or

                           (ii)     directly or indirectly influence customers
or suppliers of the Company to divert their business to any competitor of the Company; or

                           (iii)    employ, or directly or indirectly solicit,
or cause the solicitation of, any employees of the Company who are in the employ of the Company on the termination date of the Executive's employment hereunder for employment by others in competition with the Company.

                  (b)      The Executive expressly agrees and acknowledges that:

                           (i)      the covenants in Section 5.2(a) are
reasonably necessary for the protection of the interests of the Company and are reasonable in scope and do not place any unreasonable burden upon him;

                           (ii)     the general public will not be harmed as a
result of enforcement of the covenants in Section 5.2(a);

                           (iii)    the Executive's personal legal counsel has
reviewed the covenants in Section 5.2(a); and

                           (iv)     he understands and hereby agrees to each and
every term and condition of the covenants in Section 5.2(a).

         5.3 Remedies. The Executive expressly agrees and acknowledges that the covenants in Section 5.2 are necessary for the Company's and its affiliates' protection because of the nature and scope of their business and the Executive's position with the Company. Further, the Executive acknowledges that, in the event of the Executive's breach of the Executive's covenants, money damages will not sufficiently compensate the Company for its injury caused thereby, and he accordingly agrees that in addition to such money damages he may be restrained and enjoined from

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any continuing or future breach of the covenants without any bond or other security being required. The Executive acknowledges that any breach of the covenants would result in irreparable damage to the Company. The Executive further acknowledges and agrees that if the Executive fails to comply with this
Article V, the Company has no obligation to provide any compensation or other benefits described in Article IV hereof. The Executive acknowledges that the remedy at law for any breach or threatened breach of Sections 5.1 and 5.2 will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief or specific performance.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 No Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company.

                  (a) The Company shall use reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets which assumes this Agreement by operation of law or otherwise.

                  (b) This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee, or if there is no such designee, to the Executive's estate.

         6.2 Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

                  To the Company:   Giant Industries, Inc.
                                    23733 North Scottsdale Road
                                    Scottsdale, Arizona 85255
                                    Attention: General Counsel

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                  To the Executive: Mark B. Cox
                                    23733 North Scottsdale Road
                                    Scottsdale, Arizona 85255

Notices pursuant to Article III of this Agreement shall specify the specific termination provision relied upon by the party giving notice and shall state the effective date of the termination.

         6.3 Amendments or Additions. No amendments or additions to this Agreement shall be binding unless in writing and signed by each of the parties hereto.

         6.4 Section Headings. The Section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         6.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If, in any judicial proceedings, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that such scope or duration shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

         6.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         6.7      Arbitration.

                  (a) Except as necessary to obtain injunctive relief to enforce the provisions of Article V of this Agreement, any dispute or controversy arising, directly or indirectly, under or in connection with this Agreement, the Executive's employment with the Company pursuant to this Agreement, the termination of the Executive's employment with the Company or any other matter reasonably related thereto, asserted by the Company against the Executive or by the Executive against the Company, its subsidiaries, affiliates, officers, directors, employees, agents, attorneys or representatives, shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Maricopa County, Arizona in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding on the parties, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators.

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                  (b)      Without limiting the generality of Section 6.7(a),
this Section 6.7 is intended to cover all disputes between and among the Executive, on the one hand, and the Company and its subsidiaries, affiliates, officers, directors, employees, agents, attorneys or representatives, on the other hand, including contract claims, statutory claims and tort claims (including without limitation violations of the Arizona Civil Rights Act, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Arizona Employment Protection Act, Arizona's wage payment statute, unemployment compensation laws, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act, or the Americans with Disabilities Act, wrongful discharge in violation of public policy, including the public policy of whistleblowing, breach of an express and/or implied employment contract, breach of the covenant of good faith and fair dealing, tortious interference with contract, tortious interference with prospective business advantage, libel, slander, defamation, false light, invasion of privacy, and intentional and/or negligent infliction of emotional distress).

                  (c) Notwithstanding any other provision of this Agreement, if any termination of this Agreement becomes subject to arbitration, the Company shall not be required to pay any amounts to the Executive (except those amounts required by law) until the completion of the arbitration and the rendering of the arbitrators' decision. If the Company voluntarily makes any payments to the Executive during the pendency of the arbitration, such payments shall be credited to the amounts, if any, determined by the arbitrators to be owed by the Company to the Executive. The amounts, if any, determined by the arbitrators to be owed by the Company to the Executive shall be paid within five days after the decision by the arbitrators is rendered.

                  (d) The Company and the Executive acknowledge and agree that the Company's subsidiaries, affiliates, officers, directors, employees, agents, attorneys and representatives are intended third-party beneficiaries of this Section 6.7.

         6.8 Modifications and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         6.9 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to its conflicts of law principles.

         6.10 Taxes. Any payments provided for hereunder shall be paid net of any applicable employment taxes or other withholdings required under federal, state or local law.

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

         6.2 Survival. The obligations of the Company under Article IV hereof, the obligations of the Executive under Article V hereof and the provisions of Section 6.7 shall survive the expiration of this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first indicated above.

                                    THE COMPANY:

                                    GIANT INDUSTRIES, INC.,
                                    a Delaware corporation

                                    By:  /s/ Larry L. DeRoin
                                        -----------------------------
                                             Larry L. DeRoin
                                    Its: Chairman, Compensation Committee

                                    THE EXECUTIVE:

                                         /s/ Mark B. Cox
                                    ---------------------------------
                                             Mark B. Cox

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